Exhibit 99.1

Bowne & Co., Inc.
55 Water Street
New York, NY 10041
(212) 924-5500
Fax: (212) 658-5871

NEWS RELEASE

Investor Relations Contact:	Media Contact:
John J. Walker SVP & Chief Financial Officer 212-658-5804 212-658-5884 john.walker@bowne.com	Pamela Blum Director of Corporate Communications pamela.blum@bowne.com

FOR IMMEDIATE RELEASE

BOWNE RECEIVES BANK COMMITMENTS TO AMEND AND EXTEND ITS $150 MILLION REVOLVING CREDIT FACILITY

NEW YORK, March 19, 2009 — Bowne & Co., Inc. (NYSE: BNE), a global leader in shareholder and marketing communications services, announced today on its 2008 Earnings Call that it has received commitments from its existing bank group to amend its $150 million revolving credit facility and extend the facility’s maturity until May 2011.

“Our existing credit facility is in place until May 2010, but given the current credit environment, we decided to begin the amendment process early. Our bank group has been supportive of our business strategy, and we are very pleased that we’ve received their commitments to amend and extend our facility,” said Dave Shea, Chairman and Chief Executive Officer. “Our credit facility will remain at the $150 million level, and provides us with flexibility to manage through this recessionary environment and capture revenue opportunities quickly when the markets return.”

The amended facility will be structured as an asset-based loan and will be comprised primarily of a revolving credit facility with a small term loan component for an aggregate facility size of $150 million. The interest on the amended facility will be priced at LIBOR plus 400 to 450 basis points. The Company currently anticipates that the annual interest on the amended facility will not be significantly greater in comparison to the annual interest rate on its previous debt structure, given the fact that the Company’s $75 million convertible subordinated debentures, which have been substantially repaid, carried interest at a 5% annual coupon.

The amendment and extension of the credit facility will be subject to the satisfaction of customary closing conditions, and the Company expects it will be finalized shortly.

About Bowne & Co., Inc.
Bowne & Co., Inc. (NYSE: BNE) provides shareholder and marketing communications services around the world. Dealmakers rely on Bowne to handle critical transactional communications with speed and accuracy. Compliance professionals turn to Bowne to prepare and file regulatory and shareholder communications online and in print. Investment managers and third party fund administrators count on Bowne’s integrated solutions to streamline their document processes and produce high quality communications for their shareholders. Marketers look to Bowne to create and distribute customized, one-to-one communications on demand. With 3,000 employees in 55 offices around the globe, Bowne has met the ever-changing demands of its clients for more than 230 years. For more information, please visit www.bowne.com.

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